EXHIBIT 4.1

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of the capital stock of The Coretec Group Inc. (“Coretec,” “our Company,” “we” or “us”). Coretec is a corporation incorporated under the laws of the State of Oklahoma, and accordingly its internal corporate affairs are governed by Oklahoma law and by its Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and its Bylaws, as amended (our “Bylaws”), which are filed as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov. The following summary is qualified in its entirety by reference to the applicable provisions of Oklahoma law and our Certificate of Incorporation and Bylaws, which are subject to future amendment in accordance with the provisions thereof. Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Authorized Capital Stock

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.0002 per share, and 25,000,000 shares of preferred stock, par value $0.0002 per share. The number of shares of our common stock issued and outstanding as of a recent date is set forth on the cover page of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. As of the same date, we had preferred stock designated as follows: 500,000 shares designated as Series A Preferred Stock (of which 345,000 were outstanding).

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Except as otherwise required by law, the holders of shares of Series A Preferred Stock do not have voting rights or powers. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Dividends. We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our Certificate of Incorporation or Bylaws that restrict us from declaring dividends.

Other Rights.  The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Under our Certificate of Incorporation and subject to the limitations prescribed by law, our Board, without stockholder approval, may issue our preferred stock in one or more series, and may establish from time to time the number of shares to be included in such series and may fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof.

When and if we issue additional shares of preferred stock, we will establish the applicable preemptive rights, dividend rights, voting rights, conversion privileges, redemption rights, sinking fund rights, rights upon voluntary or involuntary liquidation, dissolution or winding up and any other relative rights, preferences and limitations for the particular preferred stock series.

Anti-Takeover Effects of Provisions of Oklahoma Law, Our Certificate of Incorporation and Bylaws

Oklahoma statutory law and our Certificate of Incorporation and Bylaws contain provisions that could make acquisition of our Company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are intended to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description of our Certificate of Incorporation and Bylaws set forth below is only a summary and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, which have been filed as exhibits to our most recent Annual Report on Form 10-K.

Blank Check Preferred Stock.  Our Certificate of Incorporation permits us to issue, without any further vote or action by the stockholders, up to 25,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Number of Directors; Filling Vacancies; Removal.  Our Certificate of Incorporation and Bylaws provide that the Board will consist of not less than one nor more than seven members, with the exact number of directors determined by resolution of the Board of Directors or by the Shareholders at an annual or special meeting. In addition, our certificate of incorporation and by-laws provide that a board vacancy resulting from the death, resignation, disqualification or removal of a director or other cause, as well as a vacancy resulting from an increase in the number of directors, may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election or until their successors are duly elected and qualified, unless sooner displaced. If there are no Directors in office, then an election of Directors may be held in the manner provided by law.

Special Meetings.  Our Certificate of Incorporation and by-laws provide that special meetings of the board may be called by the president on three days' notice to each Director, either personally or by mail or by telegram. Special meetings shall be called by the Chairman of the Board, any Vice Chairman of the Board, the President, any Vice-president or the Secretary in like manner and on like notice on the written request of two "Directors unless the board consists of less than three Directors in which case special meetings shall be called by the Chairman of the Board, any Vice Chairman of the Board, the President, any Vice-President or the Secretary in like manner and on like notice on the written request of only one Director. Notice of such meetings shall state the place, date, hour and business to be conducted at such meeting.

Section 1090.3 of the Oklahoma General Corporation Act.  Section 1090.3 of the Oklahoma General Corporation Act provides that, subject to certain specified exceptions, a corporation cannot engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (3) on or after such time, both the board of directors of the corporation and at least 66 percent of the outstanding voting stock which is not owned by the interested stockholder approves the business combination. Section 1090.3 generally defines an "interested stockholder" to include any person that owns 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and owned 15 percent or more of the outstanding voting stock of the corporation within a three-year period before the person was determined to be an interested shareholder..

Section 1090.3 of the Oklahoma General Corporation Act generally defines a "business combination" to include (1) mergers and sales or other dispositions of 10 percent or more of the corporation's assets with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions which would increase the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

Under certain circumstances, 1090.3 of the Oklahoma General Corporation Act makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed under Section 203. Neither our Certificate of Incorporation nor our Bylaws exclude our Company from the restrictions imposed under Section 1090. We anticipate that Section 1090.3 may encourage companies interested in acquiring our Company to negotiate in advance with our Board since the statute’s supermajority stockholder approval requirement would not be applicable if our Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, NY 10004.

Market Information

Our common stock is quoted on the OTCQB under the symbol “CRTG.”